Exhibit 4.2

Execution Version

AMENDMENT OF WARRANT AGREEMENT

This Amendment of Warrant Agreement (this “Agreement”) is made as of December 12, 2025, by and between Integrated Rail and Resources Acquisition Corp., a Delaware corporation (the “Company”), and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), a New York limited liability trust company (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of November 11, 2021 and filed by the Company with the United States Securities and Exchange Commission on November 16, 2021 (the “Existing Warrant Agreement”);

WHEREAS, the terms of the Warrants (as defined in the Existing Warrant Agreement) are governed by the Existing Warrant Agreement and capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, on August 12, 2024, the Company, Uinta Integrated Infrastructure Inc., a Delaware corporation, Uinta Integrated Infrastructure Holdings, Inc., a Delaware corporation, RR Integration Merger Co., a Delaware corporation, RRG Merger LLC, a Delaware limited liability company, Tar Sands Holdings II, LLC, a Utah limited liability company, and Endeavor Capital Group, LLC, entered into an agreement and plan of merger (as amended by that certain Amendment to and Waiver of Agreement and Plan of Merger dated November 8, 2024, that certain Second Amendment to Agreement and Plan of Merger dated December 31, 2024, that certain Waiver to Agreement and Plan of Merger dated April 30, 2025, that certain Third Amendment to Agreement and Plan of Merger dated May 14, 2025, that certain Fourth Amendment to Agreement and Plan of Merger dated July 14, 2025, that certain Fifth Amendment to Agreement and Plan of Merger dated September 15, 2025, and that certain Sixth Amendment to Agreement and Plan of Merger dated December 12, 2025, the “Merger Agreement”);

WHEREAS, effective as of the Effective Time (as defined in the Merger Agreement), as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for SPAC Class A Common Stock (as defined in the Merger Agreement), but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for a like number of shares of Holdings Class A Common Stock (as defined in the Merger Agreement);

WHEREAS, the consummation of the transactions contemplated by the Merger Agreement constitute a Business Combination (as defined in the Existing Warrant Agreement); and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holder (as defined in the Existing Warrant Agreement) for the purpose of, among other things, adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1. Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 1, effective as of the Effective Time (as defined in the Merger Agreement), and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 1 are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

1.1 Preamble; References to the “Company”. The preamble to the Existing Warrant Agreement is hereby amended by deleting “Integrated Rail and Resources Acquisition Corp., a Delaware corporation” and replacing it with “Uinta Infrastructure Group Corp., a Delaware corporation”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Uinta Infrastructure Group Corp. rather than Integrated Rail and Resources Acquisition Corp.

1.2 References to “Ordinary Shares”. All references to “Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to Holdings Class A Common Stock.

1.3 References to “Business Combination”. All references to the “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Merger Agreement, and references to “the closing of the Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the Effective Time.

1.4 Removal of Cashless Exercise.

(a) Section 3.3.1 of the Existing Warrant Agreement is hereby amended by deleting clauses (b) and (c) in their entirety and replacing the introductory paragraph and clause (iii) with the following:

“Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the ‘Book-Entry Warrants’) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (‘Election to Purchase’) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock by certified check payable to the order of the Warrant Agent or by wire transfer.”

(b) Section 6.3 of the Existing Warrant Agreement is hereby amended by deleting the parenthetical “(or on a ‘cashless basis’ in accordance with subsection 3.3.1(b) of this Agreement)” and by deleting the second sentence of Section 6.3 in its entirety.

(c) Section 7.4 of the Existing Warrant Agreement (including Sections 7.4.1 and 7.4.2) is hereby deleted in its entirety and marked “[Intentionally Omitted].”

(d) All references in the Existing Warrant Agreement (including Exhibits) to “cashless” or “cashless exercise,” to “Fair Market Value” solely as used in connection with cashless exercise mechanics, and any cross-references to subsections 3.3.1(b), 3.3.1(c), or Section 7.4 are hereby deleted. For the avoidance of doubt, the deletion of “Fair Market Value” references pursuant to this Section 1.5(d) shall not affect the definition or use of “Fair Market Value” in Section 4 (Adjustments) or any other provision unrelated to cashless exercise.

(e) Form of Warrant (Exhibit A). The Form of Warrant attached as Exhibit A to the Existing Warrant Agreement is hereby amended by: (i) deleting each reference to “or through ‘cashless exercise’ as provided for in the Warrant Agreement”; (ii) deleting each paragraph or parenthetical describing or permitting any cashless exercise; and (iii) deleting, in the “Election to Purchase,” all language relating to cashless exercise calculations and mechanics.

1.5 Company Calculation and Requisition for Any Non-Cash Issuances. Notwithstanding anything to the contrary in the Existing Warrant Agreement, the Warrant Agent shall have no duty, responsibility or obligation to calculate, verify or determine the number of shares of Common Stock issuable upon any exercise of Warrants other than upon receipt of the Warrant Price in immediately available funds pursuant to Section 3.3.1(a) of the Existing Warrant Agreement. If at any time the Company determines to effect any issuance of shares of Common Stock upon exercise of Warrants without contemporary receipt of the Warrant Price in cash (including any net share settlement or other non-cash issuance permitted by law and directed by the Company), the Company shall, prior to any such issuance, deliver to the Warrant Agent a written requisition signed by an authorized officer of the Company setting forth (a) the number of Warrants being exercised, (b) the calculation of the number of shares of Common Stock to be issued, and (c) instructions to issue such shares to the applicable holder(s). The Warrant Agent shall be entitled to conclusively rely upon any such requisition, calculation and instructions from the Company without further inquiry, shall have no liability for any actions taken in reliance thereon, and shall be indemnified by the Company for any actions taken or omitted in accordance with this Section 1.5, except in the case of the Warrant Agent’s gross negligence, willful misconduct or bad faith

1.6 Notices. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Uinta Infrastructure Group Corp.
400 Morse Boulevard, Suite 220
Winter Park, FL 32789
Attention: Mark Michel, Chief Executive Officer
Email: mmichel@dhipgroup.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Equiniti Trust Company, LLC
28 Liberty Street, Floor 53
New York, NY 10005
Attention: Reorg Department
Email: ReorgWarrants@equiniti.com

2. Miscellaneous Provisions.

2.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.

2.2 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.3 Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The parties hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4 Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile or portable document format (pdf) transmission, and each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

2.5 Effect of Headings; Interpretation. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof. All references to “dollars” or “$” refer to currency of the United States of America.

2.6 Entire Agreement. The Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

INTEGRATED RAIL AND RESOURCES ACQUISTION CORP.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer

EQUINITI TRUST COMPANY, LLC

By:
Name:
Title:

[Signature Page to Amendment of Warrant Agreement]

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